As filed with the Securities and Exchange Commission
                                on March 31, 1998

                                                 Registration No. ______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ALFACELL CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                22-2369085
(State or other jurisdiction                                  (I.R.S. Employer
   of incorporation or                                       Identification No.)
      organization)

               225 Belleville Avenue, Bloomfield, New Jersey 07003
                                 (973) 748-8082
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 GAIL E. FRASER
                           VICE PRESIDENT, FINANCE AND
                             CHIEF FINANCIAL OFFICER
                              ALFACELL CORPORATION
               225 Belleville Avenue, Bloomfield, New Jersey 07003
                                 (973) 748-8082

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             KEVIN T. COLLINS, ESQ.
                              DORSEY & WHITNEY LLP
                    250 Park Avenue, New York, New York 10177
                                 (212) 415-9200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities registration statement number of the earlier effective registration statement for the same offering [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                          Proposed
 Title of Each Class                                       Maximum                Proposed Maximum               Amount of
 of Securities to be           Amount to be            Offering Price            Aggregate Offering            Registration
      Registered                Registered                per Share                    Price                        Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock $.001
par value per share              2,387,150                $2.44(1)                   $5,824,646                   $1,718.27
----------------------------------------------------------------------------------------------------------------------------
Common Stock $.001
par value per share              1,168,575(2)             $2.44(1)                   $2,851,323                   $  841.14
----------------------------------------------------------------------------------------------------------------------------
Common Stock $.001
par value per share                350,574(3)             $2.44(1)                   $  855,401                   $  252.34
----------------------------------------------------------------------------------------------------------------------------
Common Stock $.001
par value per share                 12,000(4)             $2.44(1)                   $   29,280                   $    8.64
----------------------------------------------------------------------------------------------------------------------------
Totals                           3,918,299                                           $9,560,650                   $2,820.39
============================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the common stock, $.001 par value per share (the "Common Stock") as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on March 27, 1998.

(2) To be offered and sold by certain of the Selling Stockholders upon exercise of outstanding Warrants (as defined herein.)

(3) To be offered and sold by certain of the Selling Stockholders upon exercise of the Placement Agent Warrant (as defined herein).

(4) To be offered and sold by one of the Selling Stockholders upon exercise of Options (as defined herein).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION - DATED MARCH 31, 1998

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

================================================================================
The financial statements of the Company from inception to July 31, 1992 incorporated by reference into this Registration Statement, were audited by the independent accounting firm of Armus Harrison & Co. ("Armus Harrison"). The accounting firm of Armus Harrison dissolved and ceased all operations in June, 1996. As a result of such dissolution, investors seeking to sue and recover damages from Armus Harrison for material misstatements or omissions, if any, in the Registration Statement or Prospectus, including the financial statements, may be unable to do so. Armus Harrison has not consented to the use of its audit report and as a result, investors seeking to recover damages pursuant to Section 11 of the Securities Act of 1933, as amended (the "Securities Act") against Armus Harrison for false and misleading statements, if any, may be limited, and the lack of such consent may preclude directors or officers of the Company from asserting a due diligence defense in connection with a Section 11 action. See "Experts".
================================================================================

                                   PROSPECTUS

                                3,918,299 Shares

                              Alfacell Corporation

                     Common Stock, par value $.001 per share

     The Registration Statement, of which this Prospectus forms a part, registers the offer and sale of up to 3,918,299 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Alfacell Corporation (the "Company" or "Alfacell") by certain holders of Common Stock, warrants to purchase Common Stock and options to purchase Common Stock (collectively, the
"Selling Stockholders"). Of these 3,918,299 shares, 2,337,150 shares are outstanding and held by investors, (the "Private Placement Investors") in the Company's February 1998 private placement (the "February 1998 Private Placement"), 1,168,575 shares are issuable upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants") held by the Private Placement Investors, 350,574 shares are issuable upon the exercise of a warrant issued to the placement agent (the "Placement Agent") in the February 1998 Private
Placement (the "Placement Agent Warrant"), 50,000 shares are outstanding and held by the Company's raw material supplier (the "Supplier"), and 12,000 shares are issuable upon the exercise of outstanding options to purchase Common Stock (the "Options") held by one of the Selling Stockholders (the "Option Holder").

     The Company's Common Stock is traded on the Nasdaq SmallCap Market. On March 27, 1998 the high and low sale prices of the Common Stock were $2.50 and $2.38 respectively, as reported by Nasdaq.

     The Company will bear all of the expenses in connection with the registration of the Common Stock offered hereby, which expenses are estimated to be $10,820. The Selling Stockholders will pay any brokerage compensation in connection with their sale of the Common Stock.


THESE ARE SPECULATIVE SECURITIES AND AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March __, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.

     The following trademarks appear in this Prospectus: ONCONASE(R) is a registered trademark of Alfacell Corporation; and Gemzar(R) is a registered trademark of Eli Lilly & Co.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with this offering. Any information or representation not contained or incorporated by reference herein must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----


Available Information...................................................      i

Incorporation of Certain Documents by Reference.........................      1

Prospectus Summary......................................................      2

Risk Factors............................................................      3

Use of Proceeds.........................................................      9

Selling Stockholders....................................................      9

Plan of Distribution....................................................     14

Legal Matters...........................................................     15

Experts.................................................................     15

================================================================================
The financial statements of the Company from inception to July 31, 1992 incorporated by reference into this Registration Statement, were audited by the independent accounting firm of Armus Harrison. The accounting firm of Armus Harrison dissolved and ceased all operations in June, 1996. As a result of such dissolution, investors seeking to sue and recover damages from Armus Harrison for material misstatements or omissions, if any, in the Registration Statement or Prospectus, including the financial statements, may be unable to do so. Armus Harrison has not consented to the use of its audit report and as a result, investors seeking to recover damages pursuant to Section 11 of the Securities Act against Armus Harrison for false and misleading statements, if any, may be limited, and the lack of such consent may preclude directors or officers of the Company from asserting a due diligence defense in connection with a Section 11 action. See "Experts".
================================================================================

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended July 31, 1997 which contains audited financial statements for the Company's latest fiscal year for which a Form 10-K was required to have been filed, and incorporates by reference certain portions of the Company's definitive Proxy Statement for the Annual Meeting of Stockholders held December 9, 1997, (ii) its quarterly report on From 10-Q for the quarter ended January 31, 1998, (iii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 1997, including but not limited to, the Form 8-K filed on February 20, 1998 and (iv) the description of the Company's Common Stock, $.001 par value, as contained in its registration statement on Form 8-A, filed with the Commission on April 26, 1983.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to Gail Fraser, Vice President, Finance and Chief Financial Officer, at the Company's principal executive offices at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (973) 748-8082.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere and incorporated by reference in this Prospectus.

                                   THE COMPANY

     Alfacell Corporation ("Alfacell" or the "Company") is a biopharmaceutical company organized in 1981 to engage in the discovery, investigation and development of a new class of anti-cancer drugs isolated from leopard frog eggs and early embryos. The Company's first product under development is ONCONASE(R) which targets solid tumors, most of which are known to be resistant to other chemotherapeutic drugs. To date, the most significant clinical results with ONCONASE have been observed in pancreatic, non-small cell lung, malignant mesothelioma and metastatic breast cancer.

     The Selling Stockholders acquired all of the outstanding shares of Common Stock offered hereby, the Warrants, the Placement Agent Warrant and the Options directly from the Company (i) in the February 1998 Private Placement; (ii) in connection with the conversion by the Supplier of an outstanding account payable (the "Conversion Agreement"); and (iii) in connection with services to be rendered to the Company. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. To the extent any of the Warrants, Placement Agent Warrant or Options are exercised, the Company will apply the proceeds thereof to its general corporate purposes. See "Use of Proceeds."

     Alfacell, a Delaware corporation, was incorporated in 1981. The Company's executive offices are located at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (973) 748-8082.

                                  The Offering

Securities Offered.......

                             This Prospectus relates to an offering by the Selling Stockholders of up to 3,918,299 shares of Common Stock of the Company. Of these shares (i) an aggregate of 2,337,150 shares of Common Stock are currently outstanding and were issued to the Private Placement Investors in the February 1998 Private Placement, (ii) an aggregate of 1,168,575 shares may be issued upon exercise of the Warrants which were issued to the Private Placement Investors in the February 1998 Private Placement,
                             (iii) 350,574 shares may be issued upon the exercise of the Placement Agent Warrant which was issued to the Placement Agent in the February 1998 Private Placement, (iv) 50,000 shares of Common Stock are currently outstanding and were issued to the Supplier in connection with the Conversion Agreement, and (v) 12,000 shares may be issued upon the exercise of Options which were issued to the Option Holder. See "Selling Stockholders."

Securities Outstanding..     As of March 26,  1998,  the Company had  17,234,943
                             shares of Common Stock outstanding. Assuming that all of the Warrants, the Placement Agent Warrant and the Options are exercised and no other shares of Common Stock are issued subsequent to March 26, 1998, the Company would have 18,766,092 shares of Common Stock outstanding.

Use of Proceeds........      The Company will not receive any proceeds  from the
                             sale of the shares of Common  Stock  offered by the
                             Selling Stockholders.  If all of the Warrants,  the
                             Placement   Agent   Warrant  and  the  Options  are
                             exercised, the Company will receive estimated net proceeds of $3,774,678. The Company intends to utilize any proceeds received from the exercise of the Warrants, the Placement Agent Warrant and the Options for general corporate purposes, including the funding of research and development activities.
                             There can be no assurance that any of the Warrants, the Placement Agent Warrant or the Options will be exercised. See "Use of Proceeds."

Risk Factors.............    See  "Risk  Factors"  below  for  a  discussion  of
                             certain risk factors that should be  considered  by
                             prospective   investors  in   connection   with  an
                             investment in the shares of Common Stock offered hereby.

                                  RISK FACTORS

     The shares of Common Stock offered hereby are speculative and involve a high degree of risk. They should not be purchased by anyone who cannot afford the loss of his or her entire investment. In analyzing this offering, prospective investors should consider the matters set forth below, among others, and carefully read this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussion of strategy or future plans. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters include cautionary statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

     Development Stage Company, Significant Accumulated Deficit, and Uncertainty of Future Profitability. The Company is a development stage company which is subject to all of the risks and uncertainties of such a company, including uncertainties of product development, constraints on financial and personnel resources and dependence upon and need for third party financing. The Company's profitability will depend primarily upon its success in developing, obtaining regulatory approvals for, and effectively marketing ONCONASE. ONCONASE has not been approved by the United States Food and Drug Administration ("FDA"). Potential investors should be aware of the difficulties a development stage enterprise encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that such products will generate revenues sufficient to enable the Company to earn a profit. Since the Company's incorporation in 1981, a significant source of cash for the Company has been public and private offerings of its securities. At January 31, 1998 the Company had an accumulated deficit of approximately $48,600,000. The Company anticipates that it will continue to incur substantial losses in the future. The Company is pursuing licensing, marketing and development arrangements that may result in contract revenue to the Company prior to its receiving revenues from commercial sales of ONCONASE. To date, the Company has not received any such revenues. There can be no assurance that the Company will be able to successfully consummate any such arrangements.

     No Assurance Of Successful Product Development Or Commercialization; Uncertainties Related To Clinical Trials. The Company's research and development programs are at various stages of development, ranging from the preclinical stage to Phase III clinical trials. Substantial additional research and development will be necessary for the Company to develop and obtain regulatory approval for its product candidates, and there can be no assurance that the Company's research and development program will lead to development of products that are shown to be safe and effective in clinical trials and that are commercially viable. In addition to further research and development, the Company's product candidates will require clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that the Company's products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, receive marketing approval from the FDA, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use.

     The Company may find, at any stage of its research and development, that products which appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale Phase III clinical trials and do not receive regulatory approvals. The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment or adverse events occurring during the clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of the Company's development programs will be successfully completed, or that the Company's products will receive FDA approval.

     Need for, and Uncertainty of, Future Financing. The Company will be required to expend significant funds on the further development of ONCONASE and its continued operations will depend on its ability to raise additional funds through equity or debt financing, collaborative agreements, strategic alliances and revenues from the commercial sale of ONCONASE. The Company believes that its cash and cash equivalents as of January 31, 1998, after giving effect to the net proceeds received by the Company in the February 1998 Private Placement, will be sufficient to meet its anticipated cash needs through the fiscal year ending July 31, 1999. The Company will be required to raise additional funds to meet its cash needs upon exhaustion of its current cash resources. The Company continues to be primarily financed by proceeds from private placements of its Common Stock and investments in its equity securities. If the Company is unable to secure sufficient future financing it may be necessary for the Company to curtail or discontinue its research and development activities.

     Government Regulation; No Assurance of FDA Approval. The pharmaceutical industry in the United States is subject to stringent governmental regulation and the sale of ONCONASE for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic drug may take several years and involve substantial expenditures. ONCONASE has not been approved for sale in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for ONCONASE or any of its future products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company from marketing its products while under patent protection or limit the commercial use of the products, and thereby may have a material adverse effect on the Company's liquidity and financial condition. Further, even if governmental approval is obtained, new drugs are subject to continual review and a later discovery of previously unknown problems may result in restrictions on the particular product, including withdrawal of such product from the market.

     Uncertain Ability to Protect Patents and Proprietary Technology. The Company believes it is important to develop new technology and improve its existing technology. When appropriate, the Company files patent applications to protect inventions made by its personnel. The Company owns six U.S. Patents: (i) U.S. Patent No. 4,888,172 issued in 1989, which covers a pharmaceutical produced from fertilized frog eggs and the methodology for producing it; (ii) U.S. Patent No. 5,559,212 issued in 1996 which covers the amino acid sequence of ONCONASE;
(iii) U.S. Patents Nos. 5,529,775 and 5,540,925 issued in 1996 and U.S. Patent No. 5,595,734 issued in 1997, which cover combinations of ONCONASE with certain other pharmaceuticals; and (iv) U.S. Patent No. 5,728,805 issued in 1998 which covers a family of variants of ONCONASE. The Company owns three European patents which have been validated in certain European countries. These European patents cover ONCONASE, process technology for making ONCONASE, and combinations of ONCONASE with certain other chemotherapeutics. The Company also owns other patent applications, which are pending in the United States, Europe, and Japan. Additionally, the Company owns an undivided interest in two applications that are pending in the United States. Each of these applications relate to a Subject Invention (as that term is defined in cooperative research and development agreements to which the Company and the National Institutes of Health (the "NIH") are parties). Patents covering biotechnological inventions have an uncertain scope, and the Company is subject to this uncertainty. The Company's patent applications may not issue as patents. Moreover, the Company's patents may not provide the Company with competitive advantages and may not withstand challenges by others. Likewise, patents owned by others may adversely affect the ability of the Company to do business. Furthermore, others may independently develop similar products, may duplicate the Company's products, and may design around patents owned by the Company. The Company's patent protection is limited to that afforded under the claims of its issued patents, unless and until other patent protection is available to the Company. Although the Company believes that its patents and patent applications are of substantial value to the Company, there can be no assurance that such patents will be of substantial commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. The Company expects that there will continue to be significant litigation in the industry regarding patents and other proprietary rights and, if the Company were to become involved in such litigation, there could be no assurance that the Company would have the resources necessary to litigate the contested issues effectively.

     Intense  Competition  and  Technological  Obsolescence.  There are  several companies, universities, research teams and scientists, both private and government-sponsored, which engage in developing products for the same indications as the Company. Many of these entities and associations have far greater financial resources, larger research staffs and more extensive physical facilities than the Company. Several competitors are more experienced and have substantially greater clinical, marketing and regulatory capabilities and managerial resources than the Company. Such competitors may succeed in their research and development of products for the same indications as the Company prior to the Company achieving any measure of success in its efforts.

     The number of persons skilled in the research and development of pharmaceutical products is limited and significant competition exists for such individuals. As a result of this competition and the Company's limited resources, the Company may find it difficult to attract skilled individuals to research, develop and investigate anti-cancer drugs in the future.

     The business in which the Company is engaged is highly competitive and involves rapid changes in the technologies of discovering, investigating and developing new drugs. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Competitors of the Company are numerous and are expected to increase as new technologies become available. The Company's success depends upon developing and maintaining a competitive position in the development of new drugs and technologies in its area of focus. There can be no assurance that, if attained, the Company will be able to maintain a competitive position in the pharmaceutical industry.

     Uncertain Availability Of Health Care Reimbursement. The Company's ability to commercialize its product candidates will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing its products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's product candidates, the market acceptance of these products would be adversely affected.

     Potential Product Liability. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $6,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time, however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.

     Dependence Upon Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management personnel, particularly Kuslima Shogen, the Company's Chairman and Chief Executive Officer, would likely have a material adverse effect on the Company. The Company carries key person life insurance on the life of Ms. Shogen with a face value of $1,000,000.

     Dependence on Third Parties for Manufacturing. The Company does not currently have facilities capable of manufacturing its product in commercial quantities and, for the foreseeable future, the Company intends to rely on third parties to manufacture its product. If the Company were to establish a manufacturing facility, which it currently does not intend to do, it would require substantial additional funds and would be required to hire and retain significant additional personnel to comply with the extensive current Good Manufacturing Practices ("cGMP") regulations of the FDA applicable to such a facility. No assurance can be given that the Company would be able to make the transition successfully to commercial production, if it chose to do so.

     Dependence on Third Parties for Marketing; No Marketing Experience. Neither the Company nor any of its officers or employees has pharmaceutical marketing experience. The Company intends to enter into development and marketing agreements with third parties. The Company expects that under such arrangements it would act as a co-marketing partner or would grant exclusive marketing rights to its corporate partners in return for up-front fees, milestone payments and royalties on sales. Under these agreements, the Company's marketing partner may have the responsibility for a significant portion of development of the product and regulatory approval. In the event that the marketing partner fails to develop a marketable product or fails to market a product successfully, the Company's business may be adversely affected. If the Company were to market its products itself, significant additional expenditures and management resources would be required to develop an internal sales force and there can be no assurance that the Company would be successful in penetrating the markets for any products developed or that internal marketing capabilities would be developed at all.

     Liquidity. The Company's Common Stock has been quoted on the NASDAQ SmallCap Market since December 5, 1996 and is currently thinly traded. A limited trading market could result in an investor being unable to liquidate his or her investment.

     No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. The Company currently intends to retain all earnings, if any, to finance its operations.

     Preferred Stock; Anti-takeover Device. The Company is currently authorized to issue 1,000,000 shares of preferred stock, par value $.001 per share. The Company's Board of Directors is authorized, without any approval of the stockholders, to issue the preferred stock and determine the terms of such preferred stock. There are no shares of preferred stock outstanding. The authorized and unissued shares of preferred stock may be classified as an "anti-takeover" measure and may discourage attempted takeovers of the Company which are not approved by the Board of Directors. The authorized shares of preferred stock will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate, persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. Under Delaware law, the Board of Directors is permitted to use a depositary receipt mechanism which enables the Board to issue an unlimited number of fractional interests in each of the authorized and unissued shares of preferred stock without stockholder approval. Consequently, the Board of Directors, without further stockholder approval, could issue authorized shares of preferred stock or fractional interests therein with rights that could adversely affect the rights of the holders of the Company's Common Stock to a holder or holders which, when voted together with other securities held by members of the Board of Directors and the executive officers and their families, could prevent the majority stockholder vote required by the Company's certificate of incorporation or Delaware law to effect certain matters. Furthermore, the existence of such authorized shares of preferred stock might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company. Accordingly, the accomplishment of a tender offer may be more difficult. This may be beneficial to management in a hostile tender offer, but have an adverse impact on stockholders who may want to participate in such tender offer.

     Control By Present Management. The Company's officers and directors, as a group, beneficially owned 20.9% of the outstanding Common Stock of the Company as of March 26, 1998 and thus could in some instances exercise effective control over the Company. The Company's Chief Executive Officer has pledged substantially all the shares of the Company's Common Stock beneficially owned by her to secure repayment of a term loan owed by her.

     Volatility and Possible Reduction in Price of Common Stock. The market price of the Common Stock, like that of the securities of many other development stage biotechnology companies, has been and may continue to be, highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have effected the market price of many biotechnology companies. These broad market fluctuations, as well as general economic and political conditions, may adversely effect the market price of the Company's Common Stock.

     Shares Eligible for Future Sale. As of March 26, 1998, the Company had outstanding 17,234,943 shares of Common Stock and, options and warrants to acquire an additional 5,946,357 shares of Common Stock. Of these outstanding shares, 10,513,162 shares are freely transferable without restriction or further registration under the Securities Act. The remaining 6,721,781 shares are "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Of these restricted shares, approximately 4,294,631 were eligible to be sold under Rule 144 as of March 26, 1998, 2,542,125 (including 2,502,125 eligible to be sold under Rule 144) were covered by an effective registration statement (the "January 1998 Registration Statement") and 2,387,150 are covered by the Registration Statement of which this Prospectus forms a part. Such 2,542,125 shares of restricted Common Stock covered by the January 1998 Registration Statement and 2,387,150 shares of restricted Common Stock included in the Registration Statement filed with the Commission, will, if sold pursuant thereto, be freely tradeable without restriction under the Securities Act, except that any shares sold to an "affiliate," as that term is defined under the Securities Act, will be subject to the resale limitations of Rule 144. As of March 26, 1998, in addition to the Warrants to purchase 1,168,575 shares of Common Stock, the Placement Agent Warrant to purchase 350,574 shares of Common Stock issued in the February 1998 Private Placement, and the Options to purchase 12,000 shares of Common Stock, all of which are covered by the Registration
Statement of which this Prospectus forms a part, and Warrants to purchase 369,745 shares of Common Stock and options to purchase 453,482 shares of Common Stock, which were covered by the January 1998 Registration Statement, there were outstanding options issued to officers, directors and consultants of the Company (the "Employee Options") to purchase an aggregate of 3,278,231 shares of Common Stock, which are covered by an effective Registration Statement on Form S-8. The 5,632,607 shares of Common Stock underlying such Warrants, Placement Agent Warrant, Options and Employee Options will, if issued upon exercise and sold pursuant to their respective registration statements, be freely tradeable without restriction under the Securities Act, except that any shares of Common Stock held by an "affiliate," as that term is defined under the Securities Act, will be subject to the resale limitations of Rule 144. The existence of such Warrants, Placement Agent Warrant, Options and Employee Options may adversely affect the Company's ability to consummate future equity financings. The future sale of a substantial number of shares of Common Stock by existing holders of Common Stock and holders of warrants and options exercisable for Common Stock pursuant to Rule 144 under the Securities Act or through effective registration statements may have an adverse impact on the market price of the Common Stock.

     Utilization of Carryforwards. At July 31, 1997, the Company had federal net operating loss carryforwards of approximately $27,700,000 that expire in the years 1998 to 2012. The Company also had investment tax credit carryforwards of approximately $52,000 and research and experimentation tax credit carryforwards of approximately $391,000 that expire in the years 1998 to 2011. Ultimate utilization/availability of such net operating losses and credits may be significantly curtailed if a significant change in ownership occurs.

     Termination of Company's Auditors. The financial statements of the Company from inception to July 31, 1992 incorporated by reference into this Registration Statement, were audited by the independent accounting firm of Armus Harrison. On December 1, 1993, certain shareholders of Armus Harrison terminated their association with Armus Harrison (the "Armus Harrison Termination"), and Armus Harrison ceased performing accounting and auditing services, except for limited accounting services to be performed on behalf of the Company. In June 1996,
Armus Harrison dissolved and ceased all operations. The report of KPMG Peat Marwick LLP with respect to the financial statements of the Company from inception to July 31, 1997 is based on the report of Armus Harrison for the period from inception to July 31, 1992 (the "Armus Harrison Report"), although Armus Harrison has not consented to the use of such report herein and will not be available to perform any subsequent review procedures with respect to such report. Accordingly, based upon the provisions of Section 11(a)(4) of the Securities Act, it is the Company's belief that investors may be limited to asserting claims against Armus Harrison under Section 11 of the Securities Act on the basis of the use of the Armus Harrison Report in any registration statement of the Company into which such report is incorporated by reference, including but not limited to this Registration Statement. In addition, in the event any persons seek to assert a claim against Armus Harrison for false or misleading financial statements and disclosures in documents previously filed by the Company, such claim may also be adversely affected and possibly barred. Furthermore, as a result of the lack of a consent from Armus Harrison to the use of its audit report herein, or to its incorporation by reference into a registration statement, the officers and directors of the Company will be unable to rely on the authority of Armus Harrison as experts in auditing and accounting in the event any claim is brought against any such persons under Section 11 of the Securities Act based on alleged false and misleading financial statements and disclosures attributable to Armus Harrison. To the Company's knowledge, Armus Harrison is not, and has not been, the subject of any proceeding under any federal or state bankruptcy or insolvency laws. The Company has not investigated, and has no knowledge concerning, the assets of Armus Harrison or its shareholders, if any, which may be available to satisfy any claims brought by any investors. In addition, the Company has not investigated the status and nature of the liability of any of the shareholders of Armus Harrison and it may be that any such obligation may be limited or precluded under applicable law. The discussion regarding certain effects of the Armus Harrison Termination is not meant and should not be construed in any way as legal advice to any party and any potential purchaser should consult with his, her or its own counsel with respect to the effect of the Armus Harrison Termination on a potential investment in the Common Stock of the Company or otherwise. The Company believes that the Armus Harrison Report is correct and accurate in all material respects.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered herein by the Selling Stockholders. If all of the Warrants, the Placement Agent Warrants and the Options are exercised, the Company will receive estimated net proceeds of approximately $3,774,678. The Company intends to utilize any proceeds received from the exercise of the Warrants, the Placement Agent Warrants and the Options primarily to fund research and development activities and for general corporate purposes. There can be no assurance that any of the Warrants, the Private Placement Agent Warrants or the Options will be exercised.

                              SELLING STOCKHOLDERS

     On February 20, 1998 the Company completed the February 1998 Private Placement resulting in the issuance of an aggregate of 2,337,150 shares of restricted Common Stock and three-year Warrants to purchase an aggregate of 1,168,575 shares of Common Stock at an exercise price of $2.50 per share. The Common Stock and Warrants were sold in units consisting of two (2) shares of the Company's Common Stock and one (1) three-year warrant to purchase one (1) share of Common Stock (the "Units"). The price per unit was $4.00. The Company received net proceeds of approximately $4.3 million which will be used primarily for general corporate purposes, including the funding of research and development activities, which include collaborations with the National Institutes of Health ("NIH") and the National Cancer Institute ("NCI") and Phase II/III clinical trials. This Prospectus relates to the offer and sale of 2,337,150 shares of Common Stock and 1,168,575 shares of Common Stock underlying Warrants which were purchased in the aggregate in the February 1998 Private Placement and are held by investors in the February 1998 Private Placement as of the date hereof.

     Harris, Webb & Garrison, Inc., ("HWG") an investment banking firm located in Houston, Texas acted as Placement Agent in the February 1998 Private Placement and received as part of its compensation a three-year warrant to purchase 116,858 units (the "Placement Agent Unit") at an exercise price of $4.40 per unit. Each Placement Agent Unit consists of two (2) shares of the Company's Common Stock and one (1) three-year warrant to purchase one (1) share of Common Stock. This Prospectus relates to the offer and sale by the Placement Agent of 350,574 shares of Common Stock underlying the Placement Agent Warrant.

     On March 20, 1998, the Company entered into a Conversion Agreement with one of its raw material suppliers for the conversion of a total of $100,000 of outstanding payable into 50,000 shares of the Company's Common Stock. Pursuant to the Conversion Agreement the Company issued 50,000 shares of Common Stock to R.P. Biologicals, Inc. ("RPB"). This Prospectus relates to the offer and sale by RPB of 50,000 shares of Common Stock.

     On October 10, 1997, Options to purchase 12,000 shares of Common Stock were issued as payment for services to be rendered. The Options expire on various dates from the date hereof through September 10, 2003. The exercise price of the Options is $3.91 per share. As of the date hereof, all of the Options remain outstanding. This Prospectus relates to the offer and sale by the Option Holder of 12,000 shares of Common Stock underlying the Options.

     The Company's sale of Common Stock and Warrants to accredited investors (as that term is defined in Rule 501 under the Securities Act) and several non-accredited investors covered under the January 1998 Registration Statement and the February 1998 Private Placement was effected in reliance upon Section 4(2) of the Securities Act and Rule 506 thereunder, except that 115,000 shares were sold pursuant to Regulation S under the Securities Act. Pursuant to stock purchase agreements entered into by the Company with each of the Private Placement Investors (the "Purchase Agreements"), the Company agreed to indemnify each of the Private Placement Investors (all of whom are Selling Stockholders) against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Private Placement Investors expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its certificate of incorporation and by-laws, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Company is required to file a Registration Statement by March 31, 1998 registering all of the shares of Common Stock offered hereby, (except for the shares issued to the Supplier), and to use its commercially reasonable efforts to have such Registration Statement declared effective as soon as reasonably practicable.

     The Company is required to maintain the effectiveness of such Registration Statement until all of the shares registered thereunder have been sold or until the second anniversary of the closing of the Private Placement.

Stock Ownership

     The table below sets forth the number of shares of Common Stock (i) owned beneficially by each of the Selling Stockholders; (ii) offered by each Selling Stockholder pursuant to this Prospectus; (iii) to be owned beneficially by each Selling Stockholder after completion of the offering, assuming that all of the Warrants, Placement Agent Warrant and Options held by the Selling Stockholders are exercised and all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold; and (iv) the percentage to be owned by each Selling Stockholder after completion of the offering, assuming that all of the Warrants, Placement Agent Warrant and Options held by the Selling Stockholders are exercised and all of the shares offered hereby are sold and that none of the other shares held by the Selling
Stockholders, if any, are sold. For purposes of this table each Selling Stockholder is deemed to own beneficially (i) the shares of Common Stock underlying the Warrants, Placement Agent Warrant and Options, (ii) the issued and outstanding shares of Common Stock owned by the Selling Stockholder as of March 6, 1998 and (iii) the shares of Common Stock underlying any other options or warrants owned by the Selling Stockholder which are exercisable as of March 6, 1998 or which will become exercisable within 60 days after March 6, 1998. Except as otherwise noted, none of such persons or entities has had any material relationship with the Company during the past three years.

     In connection with the registration of the shares of Common Stock offered hereby, the Company will supply prospectuses to the Selling Stockholders.

                           SELLING SHAREHOLDERS TABLE




                                                                                          Number of
                                                                       Number of       Shares Offered   Number of
                                                     Number of      Shares Offered      and Acquired      Shares
                                                       Shares       and Acquired in        in the        Offered
Selling                                             Beneficially     February 1998       Conversion     Underlying
Stockholders(1)                                        Owned       Private Placement      Agreement      Options
---------------                                        -----       -----------------      ---------      -------
Aries Domestic Fund, L.P. (3)                          742,500           742,500             0                0
The Aries Fund, A Cayman Island Trust (4)            1,507,500         1,507,500             0                0
Berkley Corporation                                     37,500            37,500             0                0
Bridgewater Partners, L.P.                              75,000            75,000             0                0
Burke Jr., William R.                                    9,000             9,000             0                0
C.S.L. Associates, L.P.                                 75,000            75,000             0                0
Cobbs, Jerald (5) (6)                                   63,549            63,549             0                0
Cranshire Capital, L.P.                                 93,750            93,750             0                0
Curran Partners, L.P.                                  185,625           185,625             0                0
Davis, Richard H.                                       15,000            15,000             0                0
Duncan, Robert D.                                       15,000            15,000             0                0
EC Investment Ltd.                                     265,000           150,000             0                0
Expert Medical Consultants, Inc.                        12,000                 0             0           12,000
Garcia, Ray R.                                           1,500             1,500             0                0
Garrison II, Robert E. (5)                              35,058            35,058             0                0
Harris, Webb and Garrison, Inc. (5) (7)                171,363           171,363             0                0
Henry, Heather                                          20,400            15,000             0                0
Henry, Kimberly A.                                      20,400            15,000             0                0
Henry, Robert R. (8)                                   277,550            45,000             0                0
Huque, Khundker Selim                                    3,000             3,000             0                0

                                                                      Percentage of
                                                                       Outstanding
                                                      Number of        Shares to be
                                                     Shares to be         Owned
                                                        Owned          Beneficially
                                                     Beneficially         After
Selling                                            After Completion     Completion
Stockholders(1)                                      of Offering      of Offering(2)
---------------                                      -----------      --------------
Aries Domestic Fund, L.P. (3)                                0              *
The Aries Fund, A Cayman Island Trust (4)                    0              *
Berkley Corporation                                          0              *
Bridgewater Partners, L.P.                                   0              *
Burke Jr., William R.                                        0              *
C.S.L. Associates, L.P.                                      0              *
Cobbs, Jerald (5) (6)                                        0              *
Cranshire Capital, L.P.                                      0              *
Curran Partners, L.P.                                        0              *
Davis, Richard H.                                            0              *
Duncan, Robert D.                                            0              *
EC Investment Ltd.                                     115,000              *
Expert Medical Consultants, Inc.                             0              *
Garcia, Ray R.                                               0              *
Garrison II, Robert E. (5)                                   0              *
Harris, Webb and Garrison, Inc. (5) (7)                      0              *
Henry, Heather                                           5,400              *
Henry, Kimberly A.                                       5,400              *
Henry, Robert R. (8)                                   232,550             1.3%
Huque, Khundker Selim                                        0              *



                                                                                          Number of
                                                                       Number of       Shares Offered   Number of
                                                     Number of      Shares Offered      and Acquired      Shares
                                                       Shares       and Acquired in        in the        Offered
Selling                                             Beneficially     February 1998       Conversion     Underlying
Stockholders(1)                                        Owned       Private Placement      Agreement      Options
---------------                                        -----       -----------------      ---------      -------

Khondker, Zia (5)                                         420              420                    0           0
Cowen & Co. Cust. FBO Brit W. King                      3,000            3,000                    0           0
King, Brit (5)                                            120              120                    0           0
Knutsen, A. Roy                                        40,750           33,750                    0           0
Delaware Charter Guarantee and Trust Company
    Trustee F/B/O Richard T. LeBuhn IRA                16,000           15,000                    0           0
First Trust Corp. Robert LeBuhn Keogh                  64,500           37,500                    0           0
McCash, James O.                                      342,785           75,000                    0           0
Odin Partners, L.P.                                    56,250           56,250                    0           0
Phillips, Charles B. & Deidre JT TEN                      750              750                    0           0
Pisani, B. Michael (9)                                235,500          135,000                    0           0
R.P. Biologicals, Inc. (10)                            53,030                0               50,000           0
Ramsey, James D. (5)                                   77,670           77,670                    0           0
Reza, Mashud M.                                         7,500            7,500                    0           0
Stadler, Martin & Kristine JT TEN (11)                 76,250           75,000                    0           0
Paul L. Trump Trust U/A/Dtd 10/10/80, Revised and
    Amended 1/9/96                                    125,000           75,000                    0           0
Webb, Richard (5)                                       1,950            1,950                    0           0
Cowen & Co. Cust. FBO David F. Willardson               3,600            3,600                    0           0
Willardson, David K. (12)                               3,444            3,444                    0           0

                                                                      Percentage of
                                                                       Outstanding
                                                      Number of        Shares to be
                                                     Shares to be         Owned
                                                        Owned          Beneficially
                                                     Beneficially         After
Selling                                            After Completion     Completion
Stockholders(1)                                      of Offering      of Offering(2)
---------------                                      -----------      --------------

Khondker, Zia (5)                                            0             *
Cowen & Co. Cust. FBO Brit W. King                           0             *
King, Brit (5)                                               0             *
Knutsen, A. Roy                                          7,000             *
Delaware Charter Guarantee and Trust Company
    Trustee F/B/O Richard T. LeBuhn IRA                  1,000             *
First Trust Corp. Robert LeBuhn Keogh                   27,000             *
McCash, James O.                                       267,785            1.6%
Odin Partners, L.P.                                          0             *
Phillips, Charles B. & Deidre JT TEN                         0             *
Pisani, B. Michael (9)                                 100,500             *
R.P. Biologicals, Inc. (10)                              3,030             *
Ramsey, James D. (5)                                         0             *
Reza, Mashud M.                                              0             *
Stadler, Martin & Kristine JT TEN (11)                   1,250             *
Paul L. Trump Trust U/A/Dtd 10/10/80, Revised and
    Amended 1/9/96                                      50,000             *
Webb, Richard (5)                                            0             *
Cowen & Co. Cust. FBO David F. Willardson                    0             *
Willardson, David K. (12)                                    0             *

Footnotes appear on the following page.

(*)  Less than one percent.

(1)  The last name of each individual Seller Stockholder is listed first.

(2) Based upon shares of Common Stock outstanding as of March 6, 1998 after giving effect to shares of Common Stock underlying options or warrants.

(3) The Selling Stockholder is a limited partnership of which Paramount Capital Asset Management, Inc. ("Paramount Capital") is the General Partner. According to a Schedule 13D filed by Paramount Capital in March 1998, it, along with its sole shareholder Lindsay A. Rosenwald, M.D., is the beneficial owner of an aggregate of 2,250,000 shares of the Common Stock of the Company or 12.5% of the Company's outstanding securities.

(4) The Selling Stockholder is a Cayman Islands Trust of which Paramount Capital is the Investment Manager. According to a Schedule 13D filed by Paramount Capital in March 1998, it, along with its sole shareholder Lindsay A. Rosenwald, M.D., is the beneficial owner of an aggregate of 2,250,000 shares of the Common Stock of the Company or 12.5% of the Company's outstanding securities.

(5)  The shares offered represent shares underlying the Placement Agent Warrant.

(6) Mr. Jerald Cobbs is a principal of HWG who acted as the Placement Agent in the February 1998 Private Placement.

(7) HWG acted as Placement Agent in the February 1998 Private Placement. The shares offered represent shares underlying the Placement Agent Warrant.

(8) Mr. Robert R. Henry was a director of the Company until December 9, 1997. His share ownership gives effect to shares underlying options he received as director of the Company.

(9)  Mr.  B.  Michael  Pisani  was a  consultant  to the  Company  and his share ownership gives effect to shares underlying options he received for services rendered and 12,500 shares owned by Granite Securities Corporation, which is a corporation controlled by him.

(10) RPB is a party to the Company's Conversion Agreement. RPB's share ownership includes 3,030 shares owned by Doris L. Graska, who is the wife of RPB's President and CEO.

(11) Mr. Martin F. Stadler is a director of the Company and his share ownership gives effect to shares underlying options he received as director of the Company.

(12) Mr. David K. Willardson's offering includes 444 shares of Common Stock underlying the Placement Agent Warrant.

                              PLAN OF DISTRIBUTION

     Shares of Common Stock currently outstanding and shares of Common Stock issuable upon exercise of the Warrants, the Placement Agent Warrant and the Options may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. Certain of the Selling Stockholders may also sell certain of their shares of Common Stock pursuant to Rule 144 under the Securities Act. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares of Common Stock covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     Upon being notified by a Selling Stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of shares through a block trade, purchase by a broker or dealer, or similar transaction, the Company will file a supplemented Prospectus pursuant to Rule 424(c) under the Securities Act disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (f) any other facts material to the transaction.

     Certain of the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If any of the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting discounts and commissions under the Securities Act.

     The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by them will be in compliance with the Exchange Act. In general, Rule 102 under Regulation M ("Regulation M") under the Exchange Act prohibits any person connected with a distribution of the Company's Common Stock (the "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he has a beneficial interest, any Common Stock or any right to purchase Common Stock, or attempting to induce any person to purchase Common Stock or rights to purchase Common Stock, for a period of one business day prior to and subsequent to completion of his participation in the Distribution (the "Distribution Period").

     During the Distribution Period, Rule 104 ("Rule 104") under Regulation M prohibits the Selling Stockholders and any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing the Common Stock except for the purpose of preventing or retarding a decline in the open market price of the Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering and reselling the Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to the Common Stock.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby has been passed on for the Company by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

     The financial statements of Alfacell Corporation (a development stage company) as of July 31, 1997 and 1996 and for each of the years in the three-year period ended July 31, 1997, and for the period from August 24, 1981 (date of inception) to July 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 1997 is based on the report of Armus Harrison as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992, although Armus Harrison has not consented to the use of such report herein and will not be available to perform any subsequent review procedures with respect to such report.





================================================================================
The financial statements of the Company from inception to July 31, 1992 incorporated by reference into this Registration Statement, were audited by the independent accounting firm of Armus Harrison. The accounting firm of Armus Harrison dissolved and ceased all operations in June, 1996. As a result of such dissolution, investors seeking to sue and recover damages from Armus Harrison for material misstatements or omissions, if any, in the registration statement or prospectus, including the financial statements, may be unable to do so. Armus Harrison has not consented to the use of its audit report and as a result, investors seeking to recover damages pursuant to Section 11 of the Securities Act against Armus Harrison for false and misleading statements, if any, may be limited, and the lack of such consent may preclude directors or officers of the Company from asserting a due diligence defense in connection with a Section 11 action.
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the offering of the securities described in this registration statement, other than underwriting discounts and commissions.

SEC registration fee....................................................$  2,820
Legal fees and expenses.................................................$  3,000
Accounting fees and expenses............................................$  1,500
Miscellaneous...........................................................$  2,000
Printing expenses.......................................................$  1,500

                            Total.......................................$ 10,820

Item 15. Indemnification of Directors and Officers

     Under Section 145 of the General Corporation Law of Delaware (the "GCL") a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, the GCL also provides that a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate of Incorporation of the Company is consistent with Section 145 of the GCL and its Bylaws provide that each director, officer, employee and agent of the Company shall be indemnified to the extent permitted by the GCL.

     In this connection, the Company has entered into indemnification agreements (the "Indemnity Agreements") with each of its directors. The Indemnity Agreements are consistent with the Company's By-laws and the Company's policy to indemnify directors to the fullest extent permitted by law. The Indemnity Agreements provide for indemnification of directors for liabilities arising out of claims against such persons acting as directors of the Company (or any entity controlling, controlled by or under common control with the Company) due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by such directors, except as prohibited by law. The Indemnity Agreements also provide for the advancement of costs and expenses, including attorneys' fees, reasonably incurred by directors in defending or investigating any action, suit, proceeding or claim, subject to an undertaking by such directors to repay such amounts if it is ultimately determined that such directors are not entitled to indemnification. The Indemnity Agreements cover future acts and omissions of directors for which actions may be brought.

     The Indemnity Agreements also provide that directors, officers, employees and agents are entitled to indemnification against all expenses (including attorneys' fees) reasonably incurred in seeking to collect an indemnity claim or to obtain advancement of expenses from the Company. The rights of directors under the Indemnity Agreements are not exclusive of any other rights directors may have under Delaware law, any liability insurance policies that may be obtained, the Company's By-Laws or otherwise. The Company would not be required to indemnify a director for any claim based upon the director gaining in fact a personal profit or advantage to which such director was not legally entitled, any claim for an accounting of profits made in connection with a violation of
Section 16(b) of the Securities Exchange Act of 1934 or a similar state or common law provision or any claim brought about or contributed to by the dishonesty of the director.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

     The following are filed either as exhibits to this Registration Statement or incorporated by reference to the exhibits to prior Registration Statements and reports of the Registrant as indicated:

     (a)  Exhibits (numbered in accordance with Item 601 of Regulation S-K).

                                                                 Exhibit No. or
Exhibit                                                         Incorporation by
  No.     Item Title                                               Reference
  ---     ----------                                               ---------
  5.1     Opinion of Dorsey & Whitney LLP                              #
 21.0     Subsidiaries of Registrant                                   *
 23.1     Consent of Dorsey & Whitney LLP
            (included in Exhibit 5.1)                                  #
 23.2     Consent of KPMG Peat Marwick LLP                             #
 24.0     Powers of Attorney                                           +

----------

* Previously filed as exhibits to the Company's Annual Report on Form 10-K for the year ended July 31, 1993 and incorporated herein by reference thereto.

#    Filed herewith.

+    Powers of Attorney are contained in signatures.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomfield, State of New Jersey, on March 31, 1998.

                                              ALFACELL CORPORATION



                                              By: /s/ KUSLIMA SHOGEN
                                                  -------------------------
                                                  Kuslima Shogen,
                                                  Chairman and Chief
                                                  Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kuslima Shogen and Gail E. Fraser and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any an all amendments (including pre-effective and pos-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                      Capacity                   Date
         ---------                      --------                   ----


/s/ KUSLIMA SHOGEN                Chairman, Chief                 March 31, 1998
-----------------------------     Executive Officer and
Kuslima Shogen                    Director (Principal
                                  Executive Officer)


/s/ GAIL E. FRASER                Vice President -                March 31, 1998
-----------------------------     Finance and
Gail E. Fraser                    Chief Financial
                                  Officer and Director
                                  (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)


/s/ STANISLAW M. MIKULSKI         Executive Vice                  March 31, 1998
-----------------------------     President, Medical
Stanislaw M. Mikulski, M.D.       Director and Director


/s/ STEPHEN K. CARTER             Director                        March 31, 1998
-----------------------------
Stephen K. Carter, M.D.


/s/ DONALD R. CONKLIN             Director                        March 31, 1998
-----------------------------
Donald R. Conklin


/s/ MARTIN F. STADLER             Director                        March 31, 1998
-----------------------------
Martin F. Stadler

                              ALFACELL CORPORATION

                                  EXHIBIT INDEX


                                                                    Location of Exhibit
                                                                    in Sequential
Exhibit No.    Description                                          Numbering System
-----------    -----------                                          ----------------

   5.1         Opinion of Dorsey & Whitney LLP regarding legality        E-1
  23.2         Consent of KPMG Peat Marwick LLP                          E-3